Exhibit 10.29.0

FORM OF STANDARD TERMS AND CONDITIONS OF SALE TO GRAPHITE ELECTRODE CONTRACT OF SALE

Seller hereby offers to sell such products and/or services to Buyer and Buyer may accept this offer only upon the terms and conditions set forth herein.

1.

Prices are subject to Seller’s standard prices in effect on the date of shipment of the products described herein, the date of performance of services described herein or, in either case, in any purchase order referred to herein.

2.

In addition to the purchase price, Buyer shall pay Seller the amount of all taxes, excises or other governmental charges (except taxes on or measured by net income) that Seller may be required to pay with respect to the production, sale or transportation of any product delivered to Buyer or service provided to Buyer hereunder, except where the law otherwise provides. All bank collection charges are for the account of Buyer.

3.

The purchase price is based upon production and delivery costs in effect on the date of the quote. If Seller is required to pay increased material and/or energy costs, transportation and/or labor rates for the manufacture or delivery of the goods sold hereunder, the price may be adjusted at the option of Seller by adding the net increase in Seller’s cost due to such increased material and/or energy costs, transportation and/or labor rates applicable to the goods sold hereunder; provided that, in the event that the total adjustment exceeds 20% of the price quoted, then the Buyer shall have the right to cancel the undelivered portion of the goods to which such increase applies by giving Seller written notice prior to the date when such increase in price is to become effective.

4.

In the case of products manufactured to Buyer’s specifications, Seller may deliver up to 10% above or 10% below any quantity ordered by Buyer, unless otherwise specified herein. It is also understood and agreed that delivery of arc furnace electrodes may include up to 15% short electrodes (IEC norm 239) and that the weights and dimensions of a product will be judged within specification in terms of average and not specific figures in order to take account of manufacturing tolerances. At the request of the Purchaser, the Vendor shall determine under what conditions these tolerances can be modified.

5.	Buyer must supply the material safety data sheet and any other documentation reasonably requested by Seller related to the product to be tested or toll processed.
6.

Goods supplied by Buyer to Seller for testing or toll processing shall remain, at all times, the property of the Buyer, and Buyer shall bear the risk of loss/damage of such goods. Seller shall cause all of Buyer’s goods so supplied to be segregated from other similar goods not belonging to Buyer, and in such a manner as to make them readily identifiable by a third party as the property of Buyer. In the event Buyer’s goods are exported from the United States following the provision of testing or toll processing by Seller, the Buyer shall be the exporter of record and shall be listed as such in the Shipper’s Export Declaration.

7.

If Buyer wishes its goods to be returned upon completion of testing services, Buyer shall indicate that desire at the time services are ordered. Notwithstanding the foregoing, upon completion of testing or toll processing services, Seller has in its possession goods supplied by Buyer not otherwise required to be returned to Buyer, and Seller cannot dispose of such goods through its ordinary disposal channels, such goods shall be returned to Buyer. All goods returned to Buyer shall be at Buyer’s sole expense.

8.

Testing Data: The testing data resulting from Seller’s provision of testing services shall be the property of Buyer; provided, however, that Seller shall have non-exclusive rights to use such data for statistical and data analysis purposes. Seller and any of its affiliates or subcontractors shall have rights to use such data to assess and, where appropriate, develop proposals for optimizing Buyer’s operating efficiency. Nothing in this Paragraph 7 shall permit Seller nor any of its affiliates or subcontractors to sell such data.

9.	Buyer shall supply Seller with a copy of its current applicable site safety procedures prior to Seller performing customer technical services on Buyer’s property.
10.

Warranty: (a) Seller warrants that products delivered hereunder will be of Seller’s standard quality for the type and grade of material involved (unless otherwise specified herein), will conform to the description on the face of this document, will meet any applicable specifications, subject to the conditions of clause (b) below, set forth or incorporated by reference herein, and will be adequately contained, packaged and labeled and conform to any promises and affirmations of fact made on the container and label.

(b) Unless otherwise specified herein any dimensions referred to herein are nominal and Seller will furnish products within its standard tolerances.

(c) Seller warrants that equipment delivered hereunder will be in good working order. Seller shall not be responsible for errors caused by Buyer’s personnel in installing and/or operating such equipment.

(d) Patents and Intellectual Property: (i) Subject to the provisions of this paragraph 9, Seller warrants that products, services, or products and services in combination, furnished under this contract shall be delivered free of any rightful claim of any third party for infringement of any United States patent. If notified promptly in writing and given authority, information and assistance, and contingent upon Buyer not taking any position adverse to Seller in connection with such claim, Seller shall defend, or may settle at its expense, any suit or proceeding against Buyer so far as based on a claimed infringement which would result in a breach of this warranty and Seller shall pay all damages and costs awarded therein against Buyer due to such breach. In the event that any product, service or combination thereof, is in such suit or proceeding, held to constitute such an infringement and the use of said product or service is enjoined, Seller shall, at its expense and option, either procure for Buyer the right to continue using product or service is enjoined, Seller shall, at its expense and option, either (i) procure for Buyer the right to continue using said product or service, (ii) replace same with a non-infringing product or service, (iii) modify same so it becomes non-infringing or (iv) remove the product or halt the service and refund the purchase price (less reasonable depreciation for any period of use). The foregoing states the entire liability of Seller for patent infringement relating to products, services or any combination thereof. This warranty shall not apply to any product or service specified by Buyer or manufactured to Buyer’s design, or to the use of any product in combination with products not provided by Seller.

(ii) Any intellectual property developed as a result of services performed by Seller shall remain the sole property of Seller; provided, however, that Buyer shall have a non-exclusive license to use such intellectual property in relation to the Buyer’s product or process at the Buyer’s site at which the services are performed.

(e) Software Development Warranty: Seller warrants that any software developed by Seller and provided to Buyer under this contract shall conform to the Seller-provided specification pertaining thereto at the time of its shipment. For a period of ninety (90) days following shipment of software, Seller will provide amendments or alterations to the software that may be required to correct significant errors present at the time of shipment. Seller’s obligation shall be limited, however, to assembling such amendments and/or alterations into a package, which includes code on the appropriate medium to enable Buyer, at its expense, to implement said corrections. This warranty is contingent upon Buyer advising Seller, in writing, of such errors within such period.

Seller does not warrant that operation of the software shall be uninterrupted or error-free or that it shall meet Buyer’s needs. Seller shall not be responsible for any portions of the software that have been modified by Buyer, unless such changes are approved in writing by Seller. Buyer assumes the responsibility to take adequate precautions against damages to its operations that could be caused by defects, interruptions or malfunctions in the services performed by Seller. Any work performed by Seller due to difficulties or defects traceable to Buyer errors or software changes shall be billed to Buyer at Seller’s or its representatives’ then-prevailing standard rates for such services.

(f) Software Warranty: Unless subject to a separate license or agreement, any software furnished by Seller to Buyer whether separate or incorporated with supplied hardware, including any subsequent updates, is furnished under the following terms and conditions:

(i) The software, and any part thereof, is designed for use only on the type unit on which the software is first installed.

(ii) No exclusivity of use of the software is transferred to Buyer.

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Revised 9-8-04

(iii) Software and documentation copyrighted by Seller or any third party shall not be copied in whole or in part, but additional copies of software and documentation in printed form may be obtained from Seller or its representatives at Seller’s or such representatives’ then-standard charges, subject to applicable import and export laws and regulations. Buyer agrees that any copyright, proprietary, trade secret or similar notices appearing on and in software will be reproduced and included on and in any modifications and copies, in whole or in part, of software.

(iv) The source code for software is not included unless specifically listed as an item in the Seller specification.

(v) On occasion, third party licensed software is provided. It will be identified as such and Buyer will be required to complete any sublicense specified by the software licensor.

(vi) If a separate software license agreement is required by Seller, Buyer shall execute the software license agreement on or before installation, and the provisions of the separate software license agreement shall supersede the foregoing paragraphs to the extent they are inconsistent with such license.

(g) THERE ARE NO EXPRESS WARRANTIES BY SELLER OTHER THAN THOSE SPECIFIED IN THIS PARAGRAPH 9. NO WARRANTIES BY SELLER (OTHER THAN WARRANTY OF TITLE AS PROVIDED BY THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, Buyer assumes all risk and liability for the results obtained by the use of any products delivered hereunder in combination with other articles or materials or in the practice of any process.

(h) Buyer’s receipt of any products delivered hereunder shall be an unqualified acceptance of, and a waiver by Buyer of any and all claims (including claims arising under the warranties specified in this Paragraph 9) with respect to, such products unless Buyer gives Seller notice of claim within thirty (30) days after receipt of such product (or within ten days after Buyer shall have received written notice of any claim of infringement covered by clause (d) above). Seller’s liability under the warranties specified in this Paragraph 9 shall be limited to the repair or (at Seller’s option) the replacement, or the refund of the purchase price, of any product delivered hereunder which is in breach of warranty. Seller shall bear the cost of shipping any allegedly defective product to and from Seller’s plant only if Seller directs its return. In the event that, upon return, the product is determined to be in conformity with the warranty, Buyer shall reimburse Seller for all costs of shipment. No claims of any kind with respect to any product or service covered by this document, whether as to product delivered or for delayed delivery or non-delivery of product or non-performance of services and whether or not based on negligence or warranty, shall be greater in aggregate amount than the purchase price of the product and/or services in respect of which such claims are made. In no event shall either party be liable for special, indirect or consequential damages, whether or not caused by or resulting from the negligence of such party.

(i) It is expressly understood that any technical advice furnished by Seller provided to Buyer, whether provided for a fee or gratis, shall be provided in accordance with applicable laws, rules, regulations and orders of governmental authorities with jurisdiction. Seller assumes no obligation or liability for the advice given or results obtained, all such advice being given and accepted at Buyer’s risk.

(j) If the provision of services by Seller is defective as a result of Seller’s negligence or intentional misconduct, then Seller shall, in its sole discretion, either (i) reperform the services (in the case of testing, on additional material supplied by Buyer) or (ii) reimburse Buyer for the cost of the services. In no event shall Seller’s liability under this paragraph 9 exceed the purchase price for the services performed, and Seller shall not be responsible for special, indirect or consequential damages, whether or not caused by or resulting from the negligence of Seller.

11.

Unless otherwise agreed by Seller, payment terms are net thirty days after date of invoice; provided that orders placed over Seller’s website by credit card will be charged at the time of order fulfillment or, in the case of credit card orders for testing services, at the time the order is placed. Seller reserves the right to suspend shipments of product or performance of services to Buyer hereunder (a) as long as Buyer is in default in payment for any prior invoice or (b) if in Seller’s opinion any conditions of foreign exchange or any measure of foreign exchange control may affect Seller’s receipt of prompt payment for shipments of products to be made or services to be performed hereunder, it being understood that, if such suspension shall continue for more than six (6) months, Seller shall not be obligated thereafter to ship the quantity of products or perform services with respect to which such suspension was made and Buyer’s order shall be deemed canceled.

12.

Any damage to Seller’s property or equipment or injury to Seller’s personnel resulting from Buyer’s product or equipment, whether occurring on Buyer’s or Seller’s property and whether as a result of Buyer’s failure to follow lockout and other applicable health and safety procedures of Seller (in the event that such procedures are provided) or otherwise (other than damage or injury directly attributable to the negligence or intentional misconduct of Seller’s personnel), is the responsibility of Buyer, and Buyer shall indemnify Seller for any such damages or injuries.

13.	Where the transportation of the products delivered hereunder is at Seller’s expense, Seller reserves the right to select the means of transportation.
14.

Neither party shall be liable for its delay or failure in performing hereunder due to contingencies beyond its reasonable control, including, without limitation, acts of God, fires, floods, war, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (and including, but not limited to, import or export prohibitions or limitations, priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment or transportation, and any other similar or dissimilar contingency. The party whose performance is prevented by any such contingency shall have the right to omit, during the period of such contingency, all or any portion of the quantity deliverable during such period, whereupon the total quantity delivered to Buyer hereunder shall be reduced by the quantity so omitted. In the event of any such contingency, the Seller has the right to allocate its available supply among its customers and its departments, divisions, subsidiaries and affiliates in such manner as the Seller deems fair and equitable. In no event shall Seller be obligated to purchase material from other than its regular sources of supply in order to enable Seller to supply products to Buyer.

15.

Compliance with Laws: Buyer has complied and shall comply with all applicable laws, rules and regulations of the United States of America and of any other country concerned pertaining to the purchase and movement of, and the payment for, the products and services to be delivered hereunder, including, but not limited to, copyright duplication laws and export control laws. Buyer represents and warrants that no technical data furnished to it by Seller or developed by Buyer directly from such data will be disclosed to any foreign national, firm or country, including foreign nationals employed by or associated with the United States, without complying with requirements of U.S. export control laws, regulations and directives.

16.

All drawbacks of duties paid on items or materials entering into the manufacture of the product delivered hereunder shall accrue to Seller, and Buyer agrees to furnish Seller with all documents necessary to obtain payment of such drawbacks and to cooperate with Seller in obtaining such payment.

17.

Title: (a) Any delivery terms appearing herein or in any purchase order, order acknowledgement or other document related hereto, such as FOB, CIF, CFR, CIP and DDU shall be interpreted in accordance with INCOTERMS 2000 published by the International Chamber of Commerce. Legal title shall be deemed to pass with risk of loss unless an intention otherwise is expressly set forth in this document or an order acknowledgment sent by Seller

        (b) Title to the Monitoring System shall remain with Seller. Title to the Information obtained and processed by Seller shall remain with the Buyer, provided however that the Information may be used by Seller only to (i) generate reports and analysis for Buyer; and (ii) to develop benchmarking data for the industry, provided that such benchmarking data will be aggregated with sufficient data from other industry participants so that specific company information may not be discerned or identified. Except as described in this section, Seller shall have no rights to use the Information for any other purpose. Upon expiration or termination of this Proposal or any Analysis Contract, Seller shall have no rights to receive, process or use Information other than to the extent previously captured data already has been aggregated as described in (ii) above.

18.

Seller’s relationship to Buyer shall be that of an independent contractor. Neither party shall be deemed to be nor shall either represent itself to be an agent of the other. All services provided by Seller shall be performed by such employees, representatives or agents of Seller as Seller determines, in its sole discretion, are necessary to complete its obligations under the contract for services described herein.

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19.

The validity, interpretation and performance of the terms hereof with respect to any product delivered (or to be delivered) hereunder shall be governed by the laws of the State of New York, United States of America. Except as set forth in paragraph 16 hereof with respect to the interpretation of delivery terms, the United Nations Convention for the International Sale of Goods shall have no application to this transaction. Each party agrees to submit to the exclusive jurisdiction of the federal courts of New York, United States of America with regard to any proceeding arising out of or relating to this transaction.

20.

No modification or waiver of the terms and conditions hereof shall be binding upon Seller unless approved in writing by an authorized representative of Seller, nor shall any modification or waiver be effected merely by the acknowledgment or acceptance of purchase order forms containing other or different terms, whether or not signed by an authorized representative of Seller. No purchase order submitted to Seller shall be deemed to modify, amend or supplement the provisions of these Terms and Conditions unless such purchase order (i) is signed by an authorized representative of both Buyer and Seller and (ii) specifically references these Terms and Conditions and the Paragraphs and provisions hereof being amended.

21.

Seller shall have the right to use Buyer’s name in Seller’s marketing materials. Any other confidential proprietary information concerning Buyer’s operations shall be used by Seller solely for statistical data gathering purposes and may be used in Seller’s marketing materials as well, provided that such information shall be aggregated with sufficient data from other industry participants so that specific Buyer information may not be discerned or identified.

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